As filed with the Securities and Exchange Commission on September 8, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Vital Images, Inc.

(Exact name of issuer as specified in its charter)

Minnesota	42-1321776
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

5850 Opus Parkway, Suite 300

Minnetonka, Minnesota 55343-4414

(Address of principal executive offices, including Zip Code)

Vital Images, Inc. 2006 Long-Term Incentive Plan

(Full title of the plan)

Michael H. Carrel	Copy to:
Chief Operating Officer	Michele D. Vaillancourt
and Chief Financial Officer	Winthrop & Weinstine, P.A.
Vital Images, Inc.	225 South Sixth Street
5850 Opus Parkway, Suite 300	Suite 3500
Minnetonka, Minnesota 55343-4414	Minneapolis, Minnesota 55402
(Name and address of agent for service)	Telephone: (612) 604-6400
Facsimile: (612) 604-6800

(952) 487-9500

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale:

From time to time after the effective date of this registration statement.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $.01 par value(3)	900,000	$27.79	$25,011,000	$2,700

(1)   The number of shares being registered consists of 900,000 shares of common stock of Vital Images, Inc. which may be issued under the Vital Images, Inc. 2006 Long-Term Incentive Plan.

(2)   Pursuant to Rule 457(c) under the Securities Act of 1933, the offering price is equal to the average of the high and low sale prices of the common stock as of September 7, 2006 as reported on The NASDAQ Global Market.

(3)   Each share of common stock includes one preferred stock purchase right.

i

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933.  Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

Item 1.  Plan Information.

Not filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by Vital Images, Inc. (hereinafter “we,” “us” or the “Company”), are incorporated by reference in this registration statement:

a.             The description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on May 1, 1997 under the heading “Description of Capital Stock – Common Stock”, as amended (File No. 0-22229);

b.             Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 16, 2006;

c.             Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 10, 2006;

d.             Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 9, 2006;

e.             Our Current Reports on Form 8-K filed with the SEC on February 28, 2006, March 10, 2006, May 9, 2006 and June 13, 2006;

f.              All other reports filed by the Company with the SEC (but not furnished) pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after September 8, 2006; and

g.             All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and before the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold (excluding, however, any portion of such documents not deemed to be “filed” with the SEC pursuant to the rules of the SEC).

We will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to Mr. Michael H. Carrel, Chief Operating Office and Chief Financial Officer of the Company, at the Company’s principal offices, 5850 Opus Parkway, Suite 300, Minnetonka, Minnesota, 55343-4414, or by telephone at (952) 487-9500.

Item 4.  Description of Securities.

The shares of the Company’s common stock offered pursuant to this registration statement are registered under Section 12(g) of the Exchange Act.  The description of the Company’s common stock is incorporated by reference pursuant to Item 3.a. above.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, the Company must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article VI of the Company’s Bylaws and Article X of the Company’s Articles of Incorporation provide that the Company will indemnify such persons to the fullest extent permitted by Section 302A.521 of the Minnesota Business Corporation Act.

The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits to this Registration Statement on Form S-8 are described on the Exhibit Index.

Item 9.  Undertakings.

(a)           Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Statement Required in Connection with Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota on September 8, 2006.

VITAL IMAGES, INC.

By:	/s/ Michael H. Carrel
Michael H. Carrel
Chief Operating Officer and Chief
Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jay D. Miller and Michael H. Carrel, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay D. Miller	President, Chief Executive Officer and	September 8, 2006
Jay D. Miller	Director (principal executive officer)

/s/ Douglas M. Pihl	Chairman of the Board and Director	September 8, 2006
Douglas M. Pihl

/s/ James B. Hickey, Jr.	Director	September 8, 2006
James B. Hickey, Jr.

	Director	September 8, 2006
Richard W. Perkins

	Director	September 8, 2006
Michael W. Vannier, M.D.

/s/ Sven A. Wehrwein	Director	September 8, 2006
Sven A. Wehrwein

	Director	September 8, 2006
Gregory J. Peet

/s/ Michael H. Carrel	Chief Operating Officer and Chief Financial Officer, Treasurer and	September 8, 2006
Michael H. Carrel	Secretary (principal financial and accounting officer)

Exhibit Index

Exhibit No.	Description

4.1

The description of the Company’s common stock (incorporated by reference to the Company’s Registration Statement on Form 10 filed with the SEC on May 1, 1997 under the heading “Description of Capital Stock – Common Stock,” as amended (File No. 0-22229);

5.1	Opinion of Winthrop & Weinstine, P.A. as to the legality of common stock of the Company

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Winthrop & Weinstine, P.A. (included in its opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included as part of signature page).

99.1	Vital Images, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit No. 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 2, 2006).